Exhibit 4.1

AMENDMENT NO. 1 TO DEBENTURE AGREEMENT

BETWEEN MCINTOSH BANCSHARES, INC. AND REDEMPTUS GROUP LLC

This AMENDMENT NO. 1 TO DEBENTURE AGREEMENT (the “Amendment”) is made and entered into as of March 31, 2009 by and between MCINTOSH BANCSHARES, INC., a Georgia registered bank holding company (the “Issuer”), and REDEMPTUS GROUP LLC (“Redemptus”), a Georgia limited liability company (together with all successors, assigns, and purchasers of debentures pursuant to this Agreement, the “Holders”).

WHEREAS, the parties hereto are parties to that certain Debenture Agreement dated December 23, 2008 (the “Agreement”);

WHEREAS, in order to evidence their mutual intent with respect to the provisions of the Agreement, the parties desire to amend the Agreement to: (i) extend the deadlines for the closing of the purchase and sale of the Debentures from March 31, 2009 to June 30, 2009; (ii) extend the deadline for the completion of the Follow-On Private Placement from March 31, 2009 to June 30, 2009; and (iii) extend the deadline for completion of the Troubled Asset Sale from December 31, 2009 to March 31, 2010.

NOW THEREFORE, the parties, intending to be legally bound, hereby amend the Agreement in the following respects, with all capitalized terms used herein but not defined having the meaning set forth in the Agreement.

1. The “Background Statement” section on page 1 of the Agreement is hereby amended by replacing “March 31, 2009” with “June 30, 2009” therein.

2. The definition of “Follow-on Private Placement” on page 3 of the Agreement is hereby amended by replacing “March 31, 2009” with “June 30, 2009” therein.

3. The definition of “Troubled Asset Sale Transactions” on page 5 of the Agreement is hereby amended by replacing “December 31, 2009” with “March 31, 2010” therein.

4. Section 2.02(b) of the Agreement is hereby amended by replacing “March 31, 2009” with “June 30, 2009” therein.

5. Section 8.02(e)(ii) of the Agreement is hereby amended by replacing “March 31, 2009” with “June 30, 2009” therein.

6. Section 8.04 of the Agreement is hereby amended by renumbering clause (ii) as clause (iii) and deleting clause (i) thereof in its entirety and replacing it with the following:

“(i) unless and until the Closing Date occurs and Redemptus purchases the Debentures, for the due diligence and legal costs of Redemptus beyond those amounts detailed by Redemptus in that certain letter dated April 1, 2009 to McIntosh, which amounts McIntosh is now obligated to pay in full and shall pay in full and in cash immediately upon the earliest to occur of (A) the Closing Date; (B) the completion of the Follow-on Private Placement; (C) the completion by McIntosh of any sale, merger, financing or other strategic transaction outside the ordinary course of business; and (D) June 30, 2009; (ii) to Redemptus in any event for due diligence and legal costs it incurs prior to the Closing Date to the extent that those costs in the aggregate exceed $250,000; or”

7. This Amendment shall become effective on the earliest date when the conditions set forth below in this Section 7 have been satisfied:

(a) each party to this Amendment shall have provided the other party with an execution counterpart to this Amendment; and

(b) each party to this Amendment shall have provided the other party with appropriate resolutions authorizing the execution, delivery and performance of this Amendment.

8. Except as expressly set forth herein, this Amendment shall not constitute an amendment or waiver of any term or condition of the Agreement, and all such terms and conditions of the Agreement shall remain in full force and effect and are hereby ratified and confirmed in all respects.

9. This Amendment will be governed by the laws of the State of Georgia without regard to conflicts of laws principles.

10. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signatures appear on the next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ISSUER:

MCINTOSH BANCSHARES, INC.

By:	/s/ William K. Malone
Name:	William K. Malone
Title:	Chairman and CEO

HOLDER:

REDEMPTUS GROUP LLC

By:	/s/ James A. Walker, Jr.
Name:	James A. Walker, Jr.
Title:	Managing Member